EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES PRELIMINARY EARNINGS RESULTS FOR 2004

Wabash, IN (January 28, 2005) Escalade, Incorporated (NASDAQ: ESCA) announced today that results for fiscal 2004 are significantly below last year's results due to unexpected excess inventory adjustments; adjustments to the restructuring costs recorded in the third quarter; and legal and other costs associated with the Company's European operations. Preliminary results indicate that net income for the year will be approximately $7.8 million or $0.60 per share. The Company expects to announce its detailed fiscal 2004 financial results on February 11, 2005.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.


FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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